Exhibit 99.1

Juniper Pharmaceuticals Reports Full-Year 2017 Financial and Operating Results

Full Year CRINONE® Revenues Increased 20% and Juniper Pharma Services (JPS) Revenues Increased 32% Year-over-Year

Ended 2017 Cash Flow Positive; Company Expects Trend to Continue in 2018

Conference Call at 8:30 a.m. EST Today

BOSTON, March 8, 2018 — Juniper Pharmaceuticals (Nasdaq:JNP), a diversified healthcare company with core businesses of its CRINONE® (progesterone gel) franchise and fee-for-service pharmaceutical development and manufacturing business JPS, today announced financial results for the twelve-month period ended December 31, 2017. Cash and equivalents were $21.4 million at December 31, 2017 compared to $21.0 million at December 31, 2016.

“The past year has been transformational for Juniper as we made significant progress toward the achievement of each of our corporate goals. Notably, we took the necessary steps to streamline our organization to focus on accelerating growth across our core businesses, JPS and CRINONE®, and we successfully secured an extension of the CRINONE® supply agreement with Merck, KGaA,” said Alicia Secor, Chief Executive Officer.

Ms. Secor added, “Our continued investment in JPS and solid performance in the CRINONE® business resulted in significant annual revenue growth and allowed us to exceed our financial guidance for 2017. We ended the year cash flow positive, and we anticipate this trend will continue and expect to end 2018 cash flow positive as well. As our process to explore strategic alternatives continues, we are committed to building shareholder value while maintaining the momentum in these businesses.”

Fourth Quarter and Recent Corporate Highlights

•	Engaged Rothschild as independent financial advisor to assist in the exploration of strategic alternatives as part of an ongoing effort to enhance shareholder value. This process remains ongoing.

•	Announced a 4.5-year extension through 2024 of the CRINONE® supply agreement with Merck KGaA, Darmstadt, Germany.

•	Focusing on expansion of its JPS pharmaceutical development and manufacturing services to new and existing customers seeking solutions for difficult-to-formulate products.

•	Announced positive top-line pharmacokinetic data from in vivo studies evaluating each of the Company’s three IVR formulations which support advancement of the IVR technology platform.

•	Exploring partnering opportunities for each of the IVR pipeline candidates.

Full Year Financial Results

“We exceeded our top-line growth guidance for 2017, reporting a 24% increase in revenues from our core business year-over-year, outpacing the growth levels we observed in 2016,” said Jeff Young, Chief Financial Officer at Juniper. “We are well-positioned to continue to deliver double-digit growth in these core businesses in 2018.”

Product revenues from Merck KGaA increased 20.1% to $32.7 million in 2017, compared with $27.2 million in the prior year. The $5.5 million increase primarily reflects continued expansion of existing key markets as well as new markets.

Service revenues from Juniper Pharma Services were $17.3 million for the twelve months ended December 31, 2017, an increase of $4.2 million, or 32.3%, as compared with $13.1 million in the prior year. The service revenue increase primarily reflects the continued uptake of our specialized service offering for challenging-to-develop molecules as well as follow-on later stage contracts from existing clients.

Total revenues decreased 8.4% year-over-year to $50.0 million in the year ended December 31, 2017, as compared to $54.6 million in the previous year. Excluding royalties, which were monetized in the fourth quarter of 2016, combined product and service revenue increased 24% year-over-year.

Gross profit decreased to $21.0 million in the year ended December 31, 2017, compared with $30.3 million in the prior year. This decrease was primarily the result of the reduction of royalty revenue for the year ended 2017. Excluding royalties from the prior period, gross profit would have increased by $5.0 million, or 31%, to $21.0 million from $16.0 million in 2016.

Total operating expenses were down slightly to $24.9 million, as compared $25 million in the previous year. The decrease was primarily driven by lower R&D spend of $2.8 million predominantly due to the COL-1077 Phase 2b clinical trial, which was completed in August 2016, partially offset by $1.3 million increase in G&A spend as a result of costs incurred in the first half of 2017 related to the restatement of our financial statements for the years ended December 31, 2013 through 2015, $0.8 million restructuring charge related to the Company’s September 2017 reprioritization recorded in the third quarter of 2017 and a $0.6 million increase in sales and marketing that resulted from the continued growth of Juniper Pharma Services.

The Company recorded a net loss of $2.1 million, or $0.15 per diluted share, in the twelve months ended December 31, 2017, compared with net income of $6.0 million, or $0.55 per diluted share, for the twelve months ended December 31, 2016.

Liquidity and Capital Resources

Cash and cash equivalents were $21.4 million as of December 31, 2017, versus $21.0 million at December 31, 2016. The Company believes that its current cash and cash equivalents, as well as cash generated from operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures through at least the next twelve months.

Conference Call

As previously announced, Juniper’s management team will hold a conference call to discuss financial results for the fourth quarter and full year ended December 31, 2017, as follows:

Date:	March 8, 2018
Time:	8:30 a.m. ET
Dial-in numbers:	Toll free: (866) 374-4635 (U.S.), (855) 669-9657 (Canada), or International: (412) 902-4218

Webcast (live and archive): www.juniperpharma.com, under “Investors” or click here.

The teleconference replay will be available approximately one hour after completion through Thursday, March 15, 2018, at (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (International). The replay access code is 10117499.

The archived webcast will be available for one year via the aforementioned URLs.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc.’s core businesses include its CRINONE® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. The Company is also leveraging its differentiated intravaginal ring technology, which offers the potential to address unmet needs in women’s health. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan plc in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the strength of Juniper’s business, product candidates and future results and the adaquecy of its current capital position, including the ability to achieve double-digit growth in its core businesses and positive cash flow and the outcome of its exploration of partnering opportunities for its IVR product candidates and strategic alternatives for the company. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the uncertainty associated with being able to identify, evaluate and complete any strategic alternative, the impact of the announcement of the Company’s review of strategic alternatives, as well as any strategic alternative that may be pursued, on the Company’s business, including its financial and operating results and its employees and customers, risks associated with the drug development process generally, including the outcomes of clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2017 and subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Investor Contact:

Argot Partners

Laura Perry or Heather Savelle

212-600-1902

laura@argotpartners.com

heather@argotpartners.com

To receive Juniper’s press releases, SEC filings or calendar alerts by email click here.

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JUNIPER PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	December 31,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$21,446	$20,994
Accounts receivable, net	4,734	6,573
Inventories	6,326	5,621
Prepaid expenses and other current assets	3,467	1,539

Total current assets	35,973	34,727
Property and equipment, net	15,229	13,366
Intangible assets, net	744	969
Goodwill	9,123	8,342
Other assets	151	167

Total Assets	$61,220	$57,571

Liabilities, contingently redeemable preferred stock, and stockholders’ equity:
Accounts payable	$4,038	$3,893
Accrued expenses and other	5,615	5,271
Deferred revenue	6,141	5,624
Current portion of long-term debt	546	204

Total current liabilities	16,340	14,992
Long-term debt, net of current portion	3,253	2,203
Other noncurrent liabilities	115	56

Total Liabilities	19,708	17,251

Commitments and Contingencies
Series C preferred stock	—	550
Total stockholders’ equity	41,512	39,770

Total liabilities, contingently redeemable preferred stock, and stockholders’ equity	$61,220	$57,571

(In thousands, except per share data)

	Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues
Product revenues	$7,004	$6,495	$32,688	$27,211
Service revenues	4,786	3,101	17,291	13,065
Royalties	—	11,334	—	14,297

Total net revenues	11,790	20,930	49,979	54,573

Cost of product revenues	4,237	3,703	19,013	15,595
Cost of service revenues	2,799	2,068	9,948	8,698

Total cost of revenues	7,036	5,771	28,961	24,293

Gross profit	4,754	15,159	21,018	30,280

Operating expenses
Sales and marketing	553	349	1,859	1,259
Research and development	1,575	1,442	6,860	9,676
General and administrative	3,122	4,251	15,385	14,066
Restructuring charge	21	—	777	—

Total operating expenses	5,271	6,042	24,881	25,001

(Loss) income from operations	(517)	9,117	(3,863)	5,279

Interest expense, net	(25)	(23)	(130)	(97)
Other income, net	1,568	564	1,747	860

(Loss) income before income taxes	1,026	9,658	(2,246)	6,042
Income tax (benefit) expense	(141)	44	(186)	91

Net income (loss)	$1,167	$9,614	$(2,060)	$5,951

Adjustments attributable to preferred stockholders	—	(7)	445	(28)

Income (loss) available to common stockholders	$1,167	$9,607	$(1,615)	$5,923

Diluted net income (loss) income per share	$0.11	$0.88	$(0.15)	$0.55

Diluted weighted average shares outstanding	10,989	10,908	10,824	10,891

Basic net income (loss) income per share	$0.11	$0.89	$(0.15)	$0.55

Basic weighted average shares outstanding	10,844	10,802	10,824	10,795